Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated August 14, 2008

26-month NC 14-month Callable Fixed Rate Note
Final Terms and Conditions

Issuer:			Toyota Motor Credit Corporation
Issue Type:		U.S. MTN
Principal Amount:	$5,000,000 (may be increased prior to Issue Date)

CUSIP:			89233P2L9

Trade Date:		August 14, 2008
Issue Date:		August 21, 2008
Maturity Date:		October 21, 2010

Issue Price:		100.0%
Re-Offer Price:		100.0%
Proceeds:		100.0%.  The Underwriter or its affiliate will
			enter into swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.
			The Underwriter and its affiliates expect to realize a profit in connection with these swap transactions.

Interest Rate:		3.30% per annum
Interest Payment
Dates:			Semi-annually on each April 21 and October 21,
			commencing April 21, 2009

Issuer's Call Option:	Callable in whole but not in part, at par, on
			October 21, 2009 provided that the Issuer gives at least 10 calendar days' notice

Underwriter:		Merrill Lynch, Pierce, Fenner & Smith Incorporated

Business Day:		New York
Business Day
Convention:		Following, unadjusted
Day Count
Convention:		30/360

Denomination:		$10,000 by $10,000
Form of Note:		Book-entry

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Merrill
Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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